Exhibit 10.47
CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN
SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
ATHEROS TECHNOLOGY LTD.
VOLUME PURCHASE AGREEMENT
     This Volume Purchase Agreement (this “Agreement”) is made and entered into effective as of the day of February 28, 2011, by and between Atheros Technology Ltd., a Bermuda corporation (“Atheros”) and Aruba Networks, Inc., a Delaware corporation (“Buyer”).
     WHEREAS, Atheros desires to sell to Buyer, and Buyer desires to purchase from Atheros, certain semiconductor products (“Components”), subject to the terms and conditions of this Agreement.
     NOW THEREFORE, in consideration of the mutual promises contained herein, it is hereby agreed as follows:
1. Scope. This Agreement shall apply to sales of Components by Atheros to Buyer. Atheros and Buyer may be referred to herein as “Party” when referred to individually and “Parties” when referred to collectively. “Components” refers only to hardware, chips and chipsets. Software, reference designs, developer’s kits, and documentation, if any, have been separately licensed under the Atheros Non-Exclusive Technology License Agreement (“Technology License Agreement”) mutually executed by Atheros’ parent corporation, Atheros Communications, Inc., and Buyer where Buyer is a licensee (“Licensee”) for Licensee’s use in integrating the Components as part of products developed by or for Licensee (“Licensee Products”).
1.1 Customizations. Buyer may request that certain customizations, such as the inclusion of certain macros, be made to the Components, which Atheros may choose to implement, subject to the following:
     1.1.1 Process. If Buyer wishes Atheros to implement the customizations, Buyer and Atheros shall in good faith prepare and execute a schedule, referencing this Agreement and providing details on product pricing, non-recurring fees, customizations, and delivery schedule, at a minimum.
     1.1.2 Conditions. Atheros may unilaterally reject any request for customization on commercially reasonable grounds, including but not limited to: the customizations do not fit into the architectural design and physical limits of the applicable Component; or Buyer’s current and/or projected purchases of the subject Component are insufficient to justify the request for customizations; or Atheros has slated the subject Component to become a Legacy Product (as defined in Section 2.2) within such proximity of the request for customization as to render customization not commercially reasonable.
1.2 Continuity of Supply. Atheros agrees to use commercially reasonable efforts to ship and deliver Components and customizations thereto (for orders accepted pursuant to Section 1.1 and Section 2, respectively) based on commercially reasonable lead times, from order to shipment, and to manage a die bank in support thereof.
2. Orders
2.1 Orders and Acceptance. Buyer, directly or via ODMs, assemblers and other third parties acting on Buyer’s behalf (all of which comprise “Authorized Purchasers”), may procure Components from Seller pursuant to orders issued to and accepted by Atheros. Components purchased by ODMs, assemblers and other third parties for the benefit of Buyer shall, once purchased, be deemed Components under this Agreement. Buyer will have no obligation to purchase Components from Atheros, and Atheros will have no obligation to sell Components to Buyer, except pursuant to orders accepted by Atheros. To be accepted by Atheros, an order must set forth the type and quantity of the Components to be purchased, the price, and the requested delivery dates, and may not otherwise be in nonconformance with the terms of this Agreement. Orders shall be subject to written acceptance by Atheros; any such acceptance may not be in nonconformance with the terms of this Agreement, and delivery schedules shall be established in accordance with Component availability and Buyer’s credit status. Atheros may accept orders from Buyer in Atheros’ sole discretion.

2.2 Rescheduling and Cancellation. Atheros will promptly notify Buyer if any order or part of an order cannot be filled or if there will be any delays in delivery. Atheros will use commercially reasonable efforts to ship and deliver on indicated dates but will not be liable for failure to do so. Alternatively, should Atheros find that the delivery date agreed on cannot be met, Atheros shall notify Buyer in writing, stating the cause of the delay and an estimated delivery date. Except with respect to Legacy Products (as defined in Section 2.3 below): For standard Components, Buyer may reschedule orders accepted by Atheros and scheduled for delivery, subject to the following limitations:

Days until Atheros scheduled shipment of an order	Limits on order reschedules and cancellations

61 — 90	Rescheduling for a period of up to 120 days later than the original scheduled ship date. Two reschedules per order only. Rescheduled orders may not be subsequently cancelled; OR Cancellation of up to 30% of original order.

60 or less	No cancellations or reschedules.
For Components having any customization, Buyer may reschedule orders accepted by Atheros and scheduled for delivery, subject to the following limitations:

Days until Atheros scheduled shipment of an order	Limits on order reschedules and cancellations

31-90	No cancellations. Rescheduling for a period of up to 60 days later than the original scheduled ship date. One reschedule per order only.

30 or less	No cancellations or reschedules.
2.3 For Legacy Products. This Section 2.3 applies to Legacy Products only and, with respect to Legacy Products, supersedes any contrary provisions of this Agreement. Legacy Products are defined as any Atheros products in their last stage of product life cycle, as designated by Atheros in its sole discretion. The work-in-process (WIP) of Legacy Products is therefore maintained at a low level, and all Legacy Products are BUILT TO ORDER ONLY. Legacy Products shall be designated by Atheros in its discretion and shall be identified as such by Atheros to Buyer from time to time in writing. Lead-times for Legacy Products are 12-14 weeks after receipt of order (ARO) and terms are NCNC (Non-cancellable, Non-changeable). Additional fees and costs associated with expedite requests (i.e., through Fab or Assembly) will be added and passed to Buyer. If Buyer cancels an order for Legacy Products, there will be an associated cancellation fee, as follows:
Cancellation fees:

•	<60 days until scheduled shipment of an order: Buyer must pay PO in full

•	61-90 days until Atheros scheduled shipment of an order: Buyer must pay 75% of purchase price

•	>90 days until scheduled shipment of an order: Buyer must pay 50% of purchase price.
2.4 Precedence. This Agreement takes precedence over Buyer’s or Seller’s additional or different terms and conditions which may be included on Buyer’s purchase order, Seller’s quotation or purchase order acknowledgement, or otherwise, to which notice of objection is hereby given, and any inconsistent or additional terms in such forms will be of no effect. Any changes to this Agreement must be specifically agreed to in writing by Atheros and Buyer.
2.5 Obsolescence. If Atheros chooses to obsolete any Components, it shall give at least six (6) months advance notice to Buyer. Buyer may place orders during the notification period for shipment no later than twelve (12) months after the notice date.

3. Delivery; Title
3.1 Delivery. Components will be delivered Ex Works (Incoterms 2000), Atheros’ designated factory dock or distribution center dock. Buyer will pay all costs relating to transportation, delivery, duties and insurance. Buyer will provide Atheros with shipping instructions on its order and if it fails to do so, Atheros will determine the carrier and means of transportation and will ship the Components freight collect. Buyer shall notify Atheros in writing of any shortage in any shipment within thirty (30) days after Buyer’s receipt of such shipment. All shipments shall be directed to a Buyer operated receiving location.
3.2 Risk of Loss. Risk of loss for the Components shall pass from Atheros to Buyer at the Atheros shipping point, and Buyer will bear the risk of loss after the shipping point and will be solely responsible for filing claims relating to any lost or damaged goods.
3.3 Title. For Components Delivered Outside of United States: Title to the Components shall pass to Buyer as follows: Atheros reserves title in the Components until paid for in full by Buyer, for the purpose of protecting Atheros’ right to receive payment under the laws of various countries. This reservation of title does not affect Buyer’s ability to transfer title to the Components in the ordinary course of its business, provided that Buyer hereby assigns in advance to Atheros any proceeds from the disposition of such Components to the extent of the amount owed to Atheros. For Components Delivered within the United States. Title to the Components shall pass from Atheros to Buyer at the Atheros shipping point. Buyer hereby grants to Atheros a purchase money security interest covering each shipment of Components made hereunder (and any proceeds derived therefrom) in the amount of Atheros’ invoice for such shipment until payment in full is received by Atheros. Buyer agrees to sign and execute any and all documents as required by Atheros to perfect such security interest.
3.4 Exporter and Importer of Record. For International Shipments, Buyer or its properly authorized agent or freight forwarder shall be the exporter of record. Buyer shall also be the importer of record and is responsible for fulfilling quota terms, obtaining import licenses, paying import license or permit fees, duties and customs fees, and any other governmental or import taxes or fees, and preparing and submitting all required documentation in connection with importing the Components.
4. Returns. No Components may be returned except under warranty or due to shipment error by Atheros. All returns must be made in accordance with Atheros’ then-current Return Material Authorization (“RMA”) procedures or such other procedures as are expressly agreed to in writing by an authorized representative of Atheros (“Atheros RMA Procedures”). Atheros shall have no responsibility or liability for returns not made in accordance with such Atheros RMA Procedures. A summary of Atheros RMA Procedures as of the Effective Date is attached hereto as Exhibit A. Changes to RMA Procedures shall take effect thirty (30) days after written notice and shall apply only to orders placed after such notice period.
5. Prices; Payment; Taxes; Rebates
5.1 Prices. Pricing is stated in a written price quote from the designated Atheros Account Manager (or a designated substitute) to Buyer. Atheros may change its prices at any time, although such changes shall not alter accepted purchase orders. All prices are in U.S. dollars.
5.2 Payment. Provided that Buyer receives written approval of the extension of credit terms from Atheros’ credit department, payment terms are net thirty(30) days from the date of invoice unless otherwise specified in writing from Atheros. Buyer must give Atheros written notice of any discrepancies among the purchase order, the invoice, and the Components received, within thirty (30) days after receipt of the Components or the invoice, whichever occurs later. Payment is not conditioned upon the Components meeting any acceptance testing procedures or criteria. If there is any dispute as to a part of a shipment, Buyer will pay for the undisputed part of that shipment. All payments to Atheros shall be in U.S. dollars, free of any restrictions or withholdings. In the event that Buyer has a delinquent balance with Atheros, Atheros may require payment in advance by wire transfer, confirmed irrevocable letter of credit, or such other means as are acceptable to Atheros, with respect to any past, pending or subsequent purchase orders until the delinquent balance is paid in full.

5.3 Intentionally omitted.
5.4 Taxes. Buyer is responsible for payment of all taxes of every kind imposed in connection with the sale to Buyer of Components or which Atheros may incur in respect of this Agreement (except for taxes imposed on Atheros’ net income) and any penalties, interest and collection or withholding costs associated with any of the foregoing items. All such amounts are in addition to other amounts payable hereunder. Under no circumstances shall Buyer pay less to Atheros than would otherwise be due if any such taxes or fees are required to be withheld by Buyer from payments to Atheros. Buyer may provide Atheros with a tax exemption certificate acceptable to the taxing authorities in lieu of paying certain taxes; however, Buyer shall reimburse Atheros for any fines, penalties, taxes and other charges, including expenses incurred by Atheros, due to Buyer’s submission of invalid information.
5.5 Rebates. If a rebate applies, the payment of any such rebate will be subject to the following terms: (i) by the first day of each calendar month, Buyer shall submit to Atheros a consumption report stating the number of Components purchased and received by Buyer from its board supplier (or, if applicable, directly from Atheros) during the immediately preceding month, together with supporting documentation acceptable to Atheros in its discretion; (ii) as soon as practicable after the beginning of each calendar quarter, Buyer and Atheros will cooperate in good faith to agree upon the rebate amount for the previous quarter, based on the above monthly consumption reports and supporting documentation delivered by Buyer for such quarter, and Buyer shall issue an invoice to Atheros for such agreed-upon rebate amount; (iii) if Buyer is a direct customer of Atheros, Buyer must deliver to Atheros the above monthly information and a mutually agreed-upon invoice for the rebate amount as provided above, no later than 180 days after Atheros has delivered to Buyer the Components to which such rebate amount applies; (iv) if Buyer has purchased Components from a board supplier, Buyer must deliver to Atheros the above monthly information and a mutually agreed-upon invoice for the rebate amount as provided above, no later than 180 days after the board supplier has delivered to Buyer the Components to which such rebate amount applies; and (v) rebates are only payable with respect to Components for which Atheros has received payment from Buyer or Buyer’s board supplier, as applicable.
6. Reservation of Rights; No License; Markings.
6.1 WWAN Reservation. Effective immediately as of the anticipated closing of the acquisition of Atheros by Qualcomm Incorporated or its subsidiary, Buyer hereby acknowledges and agrees that neither the delivery of any products or license grant for any software, under any Agreement or any provision of any Agreement, nor the direct or indirect sale of products by Atheros to Buyer shall be deemed or construed to grant either expressly, by implication, by way of estoppel, or otherwise any right, license, covenant or immunity under any patents of Atheros or of any parent or any other affiliate of Atheros, each to the extent applicable to Atheros products that are sold, or software that is licensed, for use in any product which implements, in whole or in part, any WWAN Standard (other than, with respect to patents of Atheros, products that are sold for use in any complete GSM single-mode device that transmits and receives communications using GSM only, and does not transmit or receive communications using any other WWAN Standard). For this purpose, (i) the term “WWAN Standard” means any mandatory or optional portion of any wide area wireless air interface standard, including, without limitation, GSM, CDMA, TD-SCDMA, Universal Mobile Telecommunications Standard (UMTS), Wideband Code Division Multiple Access (WCDMA), HSPA, HSDPA, HSUPA, HSPA+, WiMax, IEEE 802.16 (including 802.16e and 802. 16m), WiBro, IEEE 802.20, UMB (formerly known as lxEVDO Rev. C), Long Term Evolution (LTE) and any updates and revisions to any of the foregoing, and (ii) the term “GSM” means any one or more of the following wide area wireless air interface standards: (a) Global System for Mobile Communication (GSM), (b) General Packet Radio Services (GPRS), or (c) Enhanced Data Rates for GSM Evolution (EDGE). Any rights not expressly granted to Buyer herein are hereby reserved by Atheros, and Buyer hereby acknowledges and agrees that this disclaimer of patent rights shall not be deemed to be a derogation of any express rights that have otherwise been granted by Atheros in any Agreement.

6.2 Reverse Engineering. Buyer acknowledges and agrees that the sale to Buyer of the Components does not convey any license expressly or by implication, to, and Buyer shall not, manufacture, reverse engineer, duplicate, or otherwise reproduce any of the Components or any part thereof. Buyer will not remove, alter or obfuscate any patent markings on the Components or otherwise cause any patent on the Components to become ineffective under applicable patent laws. Buyer shall place in a conspicuous location on each and every Licensee Product sold by it or documentation shipped there with, a legally sufficient patent notice. Each Party shall be fully responsible for any false patent markings. Atheros will advise Buyer of the patent number or numbers and the applicable notice, and each Party shall fully indemnify and hold harmless the other Party from and against any and all liability arising from displaying, or failing to display, the foregoing.
7. No Support or Other Services. Buyer acknowledges that no installation, training, education, or any other support or other services are contracted for or purchased hereunder unless specifically agreed to in writing by Atheros. If Atheros offers or gives technical advice or performs any training in connection with the use of any Components, such advice or training will be provided only as an accommodation to Buyer, and Atheros has no responsibilities whatsoever for the content or use of such advice or for any damages that may result from the use, support, maintenance, servicing or alteration of the Components by an Atheros representative.
8. Limited Warranty
8.1 Component Warranty. Atheros warrants that the Components will substantially conform to the features specified in its then-current datasheet, as it may be amended by Atheros from time to time, for a period of ninety (90) days from the date of shipment. Atheros warrants that all Components sold by Atheros to Buyer under the terms of this Agreement will be free from defects in workmanship and materials under normal use and service for one (1) year from the date of shipment by Atheros. If a Component does not operate as warranted during the applicable warranty period, and provided that Buyer notifies Atheros promptly within the warranty period and complies with the Atheros RMA Procedures, Atheros shall, in its sole discretion (a) deliver to Buyer an equivalent Component to replace such defective Component at its expense or (b) if replacement is not feasible, refund or issue a credit to Buyer (at Atheros’ sole discretion) in the amount of the purchase price paid for the defective Component. Replacement Components are warranted for ninety (90) days or the balance of the original warranty period, whichever is longer.
8.2 Warranties Exclusive.
8.2.1 Sole Remedy. BUYER’S SOLE REMEDY FOR BREACH OF THE EXPRESS WARRANTY ABOVE SHALL BE REPLACEMENT OR REFUND OR CREDIT (AT ATHEROS’ SOLE DISCRETION) OF THE PURCHASE PRICE AS SPECIFIED ABOVE, AT ATHEROS’ OPTION. TO THE FULLEST EXTENT ALLOWED BY LAW, THE WARRANTY AND REMEDIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES, TERMS OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, CORRESPONDENCE WITH DESCRIPTION, NON-INFRINGEMENT, AND ACCURACY OF INFORMATION GENERATED, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. ATHEROS’ WARRANTIES HEREIN RUN ONLY TO BUYER AND ARE NOT EXTENDED TO ANY THIRD PARTIES, WHICH FOR THE AVOIDANCE OF DOUBT, INCLUDES ANY AGENTS OR RESELLERS OF LICENSEE PRODUCTS OR END USERS. ATHEROS NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION, MAINTENANCE OR USE OF THE COMPONENTS.
8.2.2 No Atheros Defect. ATHEROS SHALL NOT BE LIABLE UNDER THIS WARRANTY IF ITS TESTING AND EXAMINATION DISCLOSE THAT THE ALLEGED DEFECT IN THE COMPONENT DOES NOT EXIST OR WAS CAUSED BY BUYER’S, END USER’S OR ANY THIRD PERSON’S MISUSE, NEGLIGENCE, IMPROPER INSTALLATION OR IMPROPER TESTING, ATTEMPTS TO REPAIR OR USE BEYOND THE RANGE OF THE INTENDED USE, OR BY ACCIDENT, FIRE, LIGHTNING OR OTHER HAZARD OR ANY OTHER CAUSE BEYOND ATHEROS’ CONTROL.

8.3 Buyer Responsibilities. Buyer acknowledges and agrees that Buyer is solely responsible for the selection of the Components, their ability to achieve the results Buyer intends, their use with any hardware, software, peripherals or any system, and the performance that Buyer, Buyer’s customers and end users obtain from using them. Buyer alone shall assume any and all warranty obligations with customers and end users for each Licensee Product that incorporates the Components, and Buyer has no authority to obligate Atheros in any way under each such warranty.
9. Intellectual Property Indemnity
[***]
***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10. Limitation of Liability
10.1 [***]
10.2 [***]
10.3 Special Applications. The Components are not designed and are not warranted to be suitable for use in applications involving the risk of personal injury or death or the destruction of property (“Special Applications”). Use of any Atheros product in a Special Application without the express written approval of Atheros is prohibited and ATHEROS SHALL NOT BE LIABLE FOR ANY DAMAGES ASSOCIATED WITH SUCH RISKS. Buyer assumes any and all liability for any damages resulting from use of the Components in Special Applications and shall indemnify, defend, and hold Atheros harmless from any third-party claims arising from such use
11. Export Compliance. If subject to U.S. export law jurisdiction, Buyer agrees not to re-export, either directly or indirectly, the Components or technical data without first obtaining any required license or other approval from the U.S. Department of Commerce or any other agency or department of the United States government. If Buyer re-exports any Components or technical data, Buyer shall ensure that the re-export or import of the Components and technical data is in compliance with all laws, regulations, orders or other restrictions of the United States and the appropriate foreign government. Atheros may require Buyer to execute a Letter of Assurance on an annual basis or more frequently when required and may require details on the end user or end use application when necessary in order to comply with any applicable U.S. export license requirements. Buyer agrees not to include any discriminatory statements or requirements in contracts or other documents related to the sale or use of the Components or products that include the Components.
12. General
12.1 Force Majeure. Neither Party shall be liable to the other Party for any alleged loss or damages resulting from delays in performance (including loss or damages resulting from delivery of the Components being delayed) resulting from acts of the other Party, acts of civil or military authority, governmental priorities, earthquake, fire, flood, epidemic, quarantine, energy crisis, unavailability of supplies, strike, , labor trouble, war, riot, accident, shortage, or any other causes beyond Atheros’ reasonable control.
12.2 Entire Agreement. This Agreement is the complete, final and exclusive statement of the terms of the agreement between the Parties, and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, relating to the subject matter hereof, but does not supersede the Technology License Agreement or any nondisclosure agreements between the parties.
***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3 Notices. Notices shall be given in writing by personal delivery, recognized overnight courier, or facsimile provided that a confirmation of receipt is obtained. All notices shall be deemed to have been given and received on the earlier of actual delivery (except that faxes sent on a non-business day will be deemed received on the next business day) or three (3) days from the date of deposit with overnight courier, to the address set forth below, or to such other address as a Party has notified the other Party in writing.
If to Atheros:
c/o Atheros Technology (Macau Commercial Offshore) Limited
Alameda Dr. Carlos D’Assumpcao 181-187,
Centro Comercial do Grupo Brilhantismo,
17 Andar W
MACAU
Fax: + 853 750 674
Telephone: + 853 750 670
With a copy to:
Atheros Communications, Inc.
Attention: Legal Department
1700 Technology Drive
San Jose, CA 95110
USA
Fax: +1-408-773-9909
Telephone: + 1-408-773-5200
If to Buyer:
Aruba Networks, Inc.
Attn: Vice President of Operations
1344 Crossman Ave.
Sunnyvale, CA 94089
Fax: + 1.408.752.0626
With a copy to:
Aruba Networks, Inc.
Attn: General Counsel
1344 Crossman Ave.
Sunnyvale, CA 94089
Fax: + 1.408.752.0626
12.4 Assignment. Buyer shall not assign its purchase orders, this Agreement or any interest in or any rights hereunder without the prior written consent of Atheros.
12.5 Waiver. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed. .

12.6 Arbitration. All disputes, claims, and controversies between the Parties arising out of or related to this Agreement or the breach hereof (except for breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right, or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the Parties or to others) that cannot be resolved by the Parties within a period of thirty (30) days after written notice of a dispute has been given by one Party hereunder to the other (the last day of such thirty (30) day period being herein referred to as the “Arbitration Date”), shall be settled by arbitration by an arbitrator with substantial experience in resolving complex commercial contract disputes, who shall be chosen from a list of JAMS arbitrators. The arbitration shall be conducted by one arbitrator appointed pursuant to the applicable procedures of JAMS and conducted under the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall issue an award in support of his or her decision within 120 days of the selection of the arbitrator, stating the legal and factual basis for the decision and the reasoning leading to such decision. The arbitrator shall be prohibited from awarding damages or remedies in excess of those allowed by the provisions of this Agreement. If the Parties cannot agree upon the identity of an arbitrator within fifteen (15) days following either Party’s receipt of notice that an arbitration has been commenced by the other Party, then an arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of JAMS. Any arbitrator so selected shall have substantial experience in the networking and wireless communication circuitry industries. The arbitrator shall have the authority to grant specific performance and shall allocate between the Parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator may determine. The substantially prevailing Party in the arbitration, as shall be determined by the arbitrator, shall be entitled to receive reimbursement of its reasonable expenses (including reasonable attorneys’ fees, expert witness fees and all other expenses) incurred in connection therewith. The decision and award of the arbitrator shall be final and binding and judgment on the award so rendered may be entered in any court having jurisdiction thereof. The arbitration shall be held in Santa Clara County, California, and the award shall be deemed to be made in California. Except as may be determined otherwise by the arbitrator, each Party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs. Notwithstanding the foregoing, each Party shall have the right to institute an action in a court of proper jurisdiction for preliminary injunctive relief pending a final decision by the arbitrator, provided that a permanent injunction and damages shall only be awarded by the arbitrator.
12.7 Governing Law and Venue. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA, USA, IRRESPECTIVE OF ANY PRINCIPLES OR RULES OF CONFLICT OF LAWS. Subject to the Arbitration provision above, the Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection herewith. The United Nations Convention on Contracts for the International Sale of Goods is hereby excluded in its entirety from application to this Agreement.
12.8 Choice of Language. The original of this Agreement is in English and Buyer waives any right to have it written in any other language.
12.9 Survival. The following provisions shall survive the termination of this Agreement or the relationship between Atheros and Buyer: Articles: 3.3 Title, 3.4 Exporter and Importer of Record; 4. Returns; 5. Prices; Payment; Taxes, 6. Reservation of Rights; No License; Markings, 8. Limited Warranty, 9. Intellectual Property Indemnity, 10. Limitation of Liability, 11. Export Compliance and 12. General.

BY SIGNING BELOW, THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THE AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.

Atheros:		Buyer:
ATHEROS TECHNOLOGY LTD.		ARUBA NETWORKS, INC.
By	/s/ James A. F. Watlington Name James A. F. Watlington	By	/s/ Alexa King Name Alexa King
	Title SECRETARY		Title General Counsel
	Date 14th March 2011		Date 3/14/2011

Exhibit A
1.0	PURPOSE / SCOPE:
1.1	This procedure establishes the policy and methodology regarding to the return of Atheros products from customers or distributors. This is a summary of the RMA process, for more details please refer to OPQ-0180-1.

1.2	This procedure includes RMA returns from customers or distributors for product performance issues or administrative issues.
2.0	Terms and Conditions
2.1	All products returned to Atheros require a RMA number issued by Inside Sales.

2.2	The products returned for RMA must be protected from physical and electrical (ESD) damage through the use of appropriate packaging materials.

2.3	RMA package must include returned products, completed Return Material Authorization Form and shipping documents to provide the following information or they will be subject to return to the sender or delays in response:

2.4	Administrative product returns must be received within 30 days starting from the RMA issue date or they will expire. Products received after the expiration date may be returned to the customer at the discretion of Atheros management.

2.5	Non-conforming product returns will be limited to 5 units pending verification unless verification can be accomplished in the field. Additional RMA numbers will be issued after verification for quantities that exceed 5 units.

2.6	Returned product that requires failure analysis or that is non-conforming and requires verification must be returned within 15 days starting from issue date or the RMA will expire. Product received after expiration date may be returned to the customer at the discretions of Director of QA and VP of Sales.

2.7	Credit will be issued to customer returning products for administrative reason after incoming inspection criteria are met and the RMA is closed.

2.8	Credit will not be issued to customers returning non-conforming product samples for the purpose of verification. In general, credit will not be issued for quantities less than 10 units.

2.9	In special cases, VP of Sales may approve a product return for other than non-conformance, order entry error or stock rotation.
3.0	RMA Category

RMA database includes three major categories: a) administrative, b) non-conforming, and c) recall. Descriptions of sub-categories within each major category are listed low:
3.1	Recall:
•	Shipping Recall: Based on the relevant FA results, Production Control evaluates the shipping history of specific lots or products and provides recall notification to customers.

•	Place On-hold: Production Control places the specific lots or products on-hold and proceeds with MRB process.
3.2	Administrative:
•	Order Entry Error

•	Stock Rotation: Requested by an authorized distributor based on established terms and conditions.

•	Other: Return based on special circumstances. VP of Marketing must approve this type of RMA

3.3	Non-conformance:
•	Electrical: Parts fail functionally according to specifications.

•	Visual/Mechanical: Parts fail visual/mechanical criteria.

•	Failure Analysis: Customer requires a failure analysis report and may also require corrective / preventive actions.
3.4	RMA Responsibility
3.4.1	Quality Assurance is responsible for:
•	Collecting information on RMA, evaluating data, performing failure analysis as needed and identifying the root cause in order to drive the corrective actions for improvements.

•	Working closely with other departments to implement corrective actions as indicated.

•	Entering initial data into RMA system, delivering final report to customer and closing RMA as appropriate in a timely manner.

•	Initiate recall RMA request and close it in the system once the returned inventory meet the inspection criteria.

•	Providing the status reports to assess RMA system, product issues and customer support to Atheros management team.
3.4.2	Inside Sales is responsible for evaluating RMA due to order entry errors and establishing corrective actions.

3.4.3	Inside Sales is responsible assignment of RMA number to all RMA returns.

3.4.4	System / Product Engineering are responsible for verifying customer reported failure mode(s) on non-conforming RMA units.